Exhibit 99.1

Ascent Solar Hires Sr. Vice President of Manufacturing

August 1, 2006 (Littleton, CO) - Ascent Solar Technologies, Inc. (NASDAQ CAPITAL:ASTIU, BSE:AKC/U) today announced Dr. Prem Nath has joined the company as Sr. Vice President of Manufacturing.  Dr. Nath brings over 25 years of thin-film photovoltaic (PV) product development and manufacturing experience to Ascent Solar.  Dr. Nath is also a named inventor on over fifty issued U.S. patents for PV processes, products, and materials.

Prior to joining Ascent Solar, Dr. Nath’s entire professional career was dedicated to the successful product development and transition to manufacturing of thin-film amorphous silicon PV products for United Solar Ovonic (Uni-Solar), a wholly owned subsidiary of Energy Conversion Devices, Inc. Most recently he served as United Solar Ovonic’s Vice President, Product Manufacturing and Development.

Ascent Solar CEO and President, Matthew Foster, stated “Ascent Solar is pleased to have Dr. Nath join our team. He is clearly one of the industry’s pioneers and we are extremely fortunate to have Dr. Nath lead our manufacturing operations. His expertise will be invaluable as we scale-up roll-to-roll manufacturing processes for the next generation of thin-film PV on plastics.”

In addition to the opportunity to work on one of the latest PV technologies, Dr. Nath stated “the Ascent Solar thin-film technology platform on plastics provides great versatility in product applications and many manufacturing cost benefits.  I am looking forward to the new challenges and the opportunity to playing a part in defining the future direction of the PV industry.”

Ascent Solar is currently building a 1.5 megawatt (500 kW per shift) annual capacity production facility to primarily serve the Space and High Altitude Airship (HAA) market.  Dr. Nath will immediately assume responsibilities for bringing this manufacturing facility on-line.

On July 25, 2006, Ascent Solar announced that it is leading an industry and academia team in pursuit of a Solar America Initiative program grant with the U.S. Department of Energy (DOE) to accelerate the development of terrestrial PV systems.  If Ascent Solar and its team receive a grant, Dr. Nath will also lead the initial planning and development of a new large-scale manufacturing facility targeting the terrestrial market applications.

About Ascent Solar Technologies:

Ascent Solar Technologies, Inc. is a developer of state of the art, thin-film photovoltaic materials and modules and is located in Littleton, Colorado.  Please visit our website for additional information at www.ascentsolar.com.

Statements in this press release that are not statements of historical or current fact constitute “forward-looking statements.” Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the Company’s actual operating results to be materially different from any historical results or from any future results expresses or implied by such forward-looking statements. In addition to statements that explicitly describe these risks and uncertainties, readers are urged to consider statements that contain terms such as “believes,” “belief,” “expects,” “expect,” “intends,” “intend,” “anticipate,” “anticipates,” “plans,” “plan,” to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company’s filings with Securities and Exchange Commission.

Contact:

PR Financial Marketing LLC

Jim Blackman, 713-256-0369 (Investor Relations)

jimblackman@prfinancialmarketing.com